Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 8, 2012 relating to the financial statements and financial statement schedule, which appear in RLJ Lodging Trust’s Annual report on Form 10-K for the year ended December 31, 2011.  We also consent to the incorporation by reference in this Registration Statement of our report dated August 9, 2012 relating to the financial statements of Courtyard New York Manhattan/Upper East Side, which appears in RLJ Lodging Trust’s Current Report on Form 8-K dated August 9, 2012.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

August 22, 2012